                                                                   Exhibit 10.2
-------------------------------------------------------------------------------



                   AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                     BY AND AMONG

                             QUICKSILVER RESOURCES INC.,

                              QUICKSILVER ENERGY, L.C.,

                     MICHIGAN GAS PARTNERS, LIMITED PARTNERSHIP,

                             MERCURY EXPLORATION COMPANY,

                              TRUST COMPANY OF THE WEST,
               IN THE CAPACITY DESCRIBED ON THE SIGNATURE PAGES HERETO,

                                         AND

                               JOINT ENERGY DEVELOPMENT
                           INVESTMENTS LIMITED PARTNERSHIP






                                    MARCH 31, 1998


-------------------------------------------------------------------------------


                                  TABLE OF CONTENTS
ARTICLE I.
     THE MERGER; THE SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . 1
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  Certificate of Incorporation and Bylaws of the Surviving
            Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.3  Directors and Officers of the Surviving Corporation. . . . . . . . . 2
     1.4  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.5  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.6  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 2
     1.7  Conversion or Cancellation of Interests in the Constituent
            Entities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II.
     TRANSFER OF ASSETS; PREPAYMENT OF INDEBTEDNESS. . . . . . . . . . . . . . 3
     2.1  Transfer of Assets of Mercury. . . . . . . . . . . . . . . . . . . . 3
     2.2  Transfer of Assets of QELC . . . . . . . . . . . . . . . . . . . . . 4
     2.3  Transfers of Interests of Individuals. . . . . . . . . . . . . . . . 4
     2.4  Prepayment Of Indebtedness . . . . . . . . . . . . . . . . . . . . . 4
     2.5  Balance Sheet and Adjustments. . . . . . . . . . . . . . . . . . . . 5
     2.6  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III.
     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . 6
     3.1  Representations and Warranties of Mercury, QELC, MGP and QRI . . . . 7
          (a)  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . 7
          (b)  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 7
          (c)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
          (d)  No Conflicts or Violations. . . . . . . . . . . . . . . . . . . 8
          (e)  Licenses; No Violations . . . . . . . . . . . . . . . . . . . . 9
          (f)  Governmental Filings and Consents . . . . . . . . . . . . . . . 9
          (g)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (h)  Title to Properties . . . . . . . . . . . . . . . . . . . . . . 9
          (i)  Financial Statements and Reserve Reports. . . . . . . . . . . .12
          (j)  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . .13
          (k)  No Material Adverse Change. . . . . . . . . . . . . . . . . . .13
          (l)  Employee Benefit Matters. . . . . . . . . . . . . . . . . . . .13
          (m)  Investment Company Act; Public Utility Holding Company Act. . .13
          (n)  Environmental Matters . . . . . . . . . . . . . . . . . . . . .14
          (o)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
          (p)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .16
          (q)  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .16


          (r)  No Restrictions on Affiliates . . . . . . . . . . . . . . . . .17
          (s)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .18
          (t)  Certain Transaction . . . . . . . . . . . . . . . . . . . . . .18
          (u)  Plugging and Abandonment Obligations. . . . . . . . . . . . . .18
          (v)  No Material Misstatements or Omission . . . . . . . . . . . . .18
          (w)  Fees and Commission . . . . . . . . . . . . . . . . . . . . . .19
          (x)  Preferential Purchase Rights. . . . . . . . . . . . . . . . . .19
          (y)  Certain Payments. . . . . . . . . . . . . . . . . . . . . . . .19
          (z)  Imbalances, etc.. . . . . . . . . . . . . . . . . . . . . . . .19
     3.2  Representations and Warranties of JEDI . . . . . . . . . . . . . . .20
          (a)  Organization and Authority. . . . . . . . . . . . . . . . . . .20
          (b)  No Conflicts or Violations. . . . . . . . . . . . . . . . . . .20
          (c)  Fees and Commissions. . . . . . . . . . . . . . . . . . . . . .20
          (d)  Certain Transactions. . . . . . . . . . . . . . . . . . . . . .20
     3.3  Representations and Warranties of TCW. . . . . . . . . . . . . . . .20
          (a)  Organization and Authority. . . . . . . . . . . . . . . . . . .20
          (b)  No Conflicts or Violations. . . . . . . . . . . . . . . . . . .21
          (c)  Fees and Commissions. . . . . . . . . . . . . . . . . . . . . .21
          (d)  Certain Transactions. . . . . . . . . . . . . . . . . . . . . .21
     3.4  Representations and Warranties of Mercury and QELC.  . . . . . . . .21

ARTICLE IV.
     COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     4.1  Certain Covenants of QRI, QELC, MGP and Mercury. . . . . . . . . . .22
          (a)  Interim Operations. . . . . . . . . . . . . . . . . . . . . . .22
          (b)  Negative Covenants. . . . . . . . . . . . . . . . . . . . . . .22
          (c)  Other Operational Covenants . . . . . . . . . . . . . . . . . .23
          (d)  Inspection and Access to Information. . . . . . . . . . . . . .23
     4.2  Certain Additional Covenants of the Parties. . . . . . . . . . . . .23
          (a)  Certain Filings, Consents and Arrangements. . . . . . . . . . .23
          (b)  Notification of Certain Matters . . . . . . . . . . . . . . . .24
          (c)  Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . .24
     4.3  Additional Covenants of Mercury, QELC, MGP and QRI . . . . . . . . .24

ARTICLE V.
     CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . .25
     5.1  Conditions to the Closing. . . . . . . . . . . . . . . . . . . . . .25
          (a)  Representations and Warranties. . . . . . . . . . . . . . . . .25
          (b)  Pending Litigation. . . . . . . . . . . . . . . . . . . . . . .25
          (c)  Other Consents and Filings. . . . . . . . . . . . . . . . . . .26
          (d)  Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . .26


          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . .26
          (f)  Stockholders Agreement. . . . . . . . . . . . . . . . . . . . .26
          (g)  Registration Rights Agreement . . . . . . . . . . . . . . . . .26
          (h)  Stock Transfer Agreement. . . . . . . . . . . . . . . . . . . .26
          (i)  Management Agreement. . . . . . . . . . . . . . . . . . . . . .26
          (j)  Letter Agreement. . . . . . . . . . . . . . . . . . . . . . . .26
          (k)  Assignment and Assumption Documents . . . . . . . . . . . . . .26
          (q)  Charter Amendment . . . . . . . . . . . . . . . . . . . . . . .28
          (s)  3/31/98 Balance Sheet . . . . . . . . . . . . . . . . . . . . .28

ARTICLE VI.
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     6.1  Termination by Mutual Consent. . . . . . . . . . . . . . . . . . . .28
     6.2  Termination by Individual Parties. . . . . . . . . . . . . . . . . .28

ARTICLE VII.
     MISCELLANEOUS; GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . .28
     7.1  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .28
     7.2  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     7.3  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . .29
          (a)  Indemnification of JEDI and TCW . . . . . . . . . . . . . . . .29
          (b)  Indemnification of Mercury, TCW and QRI . . . . . . . . . . . .29
          (c)  Indemnification of Mercury, JEDI and QRI. . . . . . . . . . . .30
          (d)  Notice and Defense of Third-Party Claims. . . . . . . . . . . .30
          (d)  Termination of Indemnification Obligations. . . . . . . . . . .31
     7.4  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . .31
     7.5  Business Opportunity Matters . . . . . . . . . . . . . . . . . . . .32
     7.6  Modification or Amendment. . . . . . . . . . . . . . . . . . . . . .32
     7.7  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     7.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     7.9  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     7.10 Schedules and Exhibits; Entire Agreement . . . . . . . . . . . . . .34
     7.11 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     7.12 Titles and Captions. . . . . . . . . . . . . . . . . . . . . . . . .35

                                 INDEX OF DEFINITIONS


Definition                                                                  Page
----------                                                                  ----

3/31/98 Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
AAA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Articles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Basic Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Calendar First Quarter . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Closing Date Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Constituent Entities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Damages. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Defensible Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Dispute. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Final Settlement Statement . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Governmental Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Governmental Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Hydrocarbon Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Hydrocarbons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Individual . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
JEDI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
JEDI Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . .26
LaRoche Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Letter Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Management Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26



                                      -iv-



Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Material Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Mercury. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Mercury Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
MGP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
MGP Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Oil and Gas Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
OPA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Permitted Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Put/Call Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
QELC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
QELC Holditch Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
QRI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
QRI Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
RCRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Representatives. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
Royalty Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Stock Transfer Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
TCW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
TCW Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
TCW Registration Rights Agreement. . . . . . . . . . . . . . . . . . . . . . .26
TCW Release Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Third-Party Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
TRLPA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                   AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), dated as of March 31, 1998, is by and among Quicksilver Resources Inc., a Delaware corporation ("QRI"), Quicksilver Energy, L.C., a Michigan limited liability company ("QELC"), Michigan Gas Partners, Limited Partnership, a Texas limited partnership ("MGP"), Mercury Exploration Company, a Texas corporation ("Mercury"), Trust Company of the West, a California trust company, in its capacity described on the signature pages hereto ("TCW"), and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"). QRI and MGP are sometimes collectively referred to herein as the "Constituent Entities."

                                   R E C I T A L S

     WHEREAS, Mercury is the sole general partner and JEDI is the sole limited partner of MGP, and Mercury and certain affiliates of Mercury own a majority of the membership interests in QELC; and

     WHEREAS, the parties hereto desire to combine certain oil and natural gas properties owned by MGP, Mercury and QELC by causing MGP to be merged with and into QRI and by causing certain assets and liabilities of Mercury and QELC to be transferred to and assumed by QRI; and

     WHEREAS, QELC and Mercury have certain indebtedness to TCW and NationsBank of Texas, N.A. which the parties desire to restructure;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, agreements and conditions specified in this Agreement, the parties hereto agree as follows:

                                      ARTICLE I.

                        THE MERGER; THE SURVIVING CORPORATION

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5), MGP shall be merged with and into QRI and the separate existence of MGP shall thereupon cease (the "Merger"). QRI shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of QRI shall continue, and QRI shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Entities; and all and singular the rights, privileges, powers and franchises of each of the Constituent

Entities, and all property, real, personal and mixed, and all debts due to any of the Constituent Entities on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Entities, and the title to any real estate vested by deed or otherwise, in any of the Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of any of the Constituent Entities shall be preserved unimpaired, and all debts liabilities and duties of the respective Constituent Entities shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred or contracted by it. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the Texas Revised Limited Partnership Act (the "TRLPA").

     1.2 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. The Certificate of Incorporation and the Bylaws of QRI in effect at the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

     1.3 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of QRI shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     1.4 CLOSING. The Closing of the Merger and the transactions contemplated by Article II of this Agreement (the "Closing") shall take place at such place and time as the parties hereto may agree, on the soonest practicable date following the fulfillment or, to the extent permissible, the waiver of all of the conditions to Closing set forth in Article V hereof.
The "Closing Date" shall be the date on which the Closing occurs.

     1.5 EFFECTIVE TIME. On the Closing Date, QRI and MGP shall cause a Certificate or Articles of Merger (the "Articles") effecting the Merger to be properly executed and filed with the Secretaries of State of the States of Delaware and Texas in accordance with the DGCL and the TRLPA. The Merger shall become effective at the time at which the Articles have been duly filed with the Secretaries of State of the States of Delaware and Texas or at such time thereafter as provided in the Articles, and such time is herein referred to as the "Effective Time."

     1.6 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of any of the Constituent Entities acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Entities or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Entities or otherwise, all such other actions and things as may be necessary, desirable or proper to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     1.7 CONVERSION OR CANCELLATION OF INTERESTS IN THE CONSTITUENT ENTITIES. At the Effective Time, all of the partnership interests of JEDI in MGP shall, by virtue of the Merger and without any action on the part of JEDI, be converted into the right to receive 13,000 shares of common stock, par value $.01 per share, of QRI ("QRI Common Stock"). At the Closing, QRI shall cause a certificate or certificates, at JEDI's request, representing such shares of QRI Common Stock to be issued to JEDI. At the Effective Time, all of the partnership interests of Mercury in MGP shall be canceled without payment of any consideration therefor. At the Effective Time, MGP shall be dissolved, and, notwithstanding any provision of the Agreement of Limited Partnership of MGP to the contrary, no partner of MGP shall be required to restore any deficit in its capital account upon such dissolution. At the Effective Time, all shares of QRI Common Stock outstanding immediately prior to the Effective Time shall be canceled without payment of any consideration therefor.

                                     ARTICLE II.

                    TRANSFER OF ASSETS; PREPAYMENT OF INDEBTEDNESS

     2.1 TRANSFER OF ASSETS OF MERCURY. At the Closing, Mercury shall transfer to QRI (i) effective as of 7:00 a.m. on January 1, 1998 (the "Effective Date") in the locations of the Oil and Gas Properties, as hereafter defined, all of its Oil and Gas Properties in the states of Michigan and Wyoming, and to the extent set forth on Schedule 3.1(h), Montana, except for the assets listed on SCHEDULE 2.1.1 hereto and (ii) effective as of the Closing Date, the assets shown on the 3/31/98 Balance Sheet as hereafter defined (collectively, the "Mercury Properties"). As consideration therefor, at the Closing, QRI shall (i) assume the Indebtedness (as defined below) of Mercury, as of the Effective Date, described on
SCHEDULE 2.1.2 hereto (which such assumption shall not include any over production liabilities from the Mercury Properties) and any other liabilities that arise on or after January 1, 1998 and relate solely to the Mercury Properties, and (ii) QRI shall issue 32,257 shares of QRI Common Stock to Mercury. At the Closing, QRI shall cause a certificate or certificates, at Mercury's request, representing such shares of QRI Common Stock to be issued to Mercury.

          As used herein, "Indebtedness" means, without duplication, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capitalized lease obligations, (v) all indebtedness referred to in clause (i), (ii),
(iii) or (iv) above of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including, without limitation, accounts and contract rights) owned, even though such person has not assumed or become liable for the payment of such indebtedness,
(vi) all guaranteed debt, and (vii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (vi) above.

     2.2 TRANSFER OF ASSETS OF QELC. At the Closing, QELC shall transfer to QRI (i) effective as of 7:00 a.m. on the Effective Date in the locations of the Oil and Gas Properties, as hereafter defined, all of its Oil and Gas Properties in the states of Michigan, Wyoming and, to the extent set forth on
Schedule 3.1(h), Montana, except for the assets listed on SCHEDULE 2.2.1 hereto and (ii) effective as of the Closing Date the assets shown on the 3/31/98 Balance Sheet (collectively, the "QELC Properties"). As consideration therefor, at the Closing, QRI shall assume (i) the Indebtedness of QELC, as of the Effective Date, described on SCHEDULE 2.2.2 hereto (which such assumption shall not include any over production liabilities from the QELC Properties) and any other liabilities that arise on or after January 1, 1998 and relate solely to the QELC Properties, and (ii) shall issue 29,395 shares of QRI Common Stock to QELC. At the Closing, QRI shall cause a certificate or certificates, at QELC's request, representing such shares of QRI Common Stock to be issued to QELC.

     2.3 TRANSFERS OF INTERESTS OF INDIVIDUALS. At the Closing, each of Frank Darden, Thomas F. Darden, Glenn M. Darden, Anne Darden Self, Jeff Cook and Jack L. Thurber shall transfer to QRI any interest owned by each such person in any of the assets of Mercury or QELC to be transferred to QRI pursuant to SECTION 2.1 or SECTION 2.2 hereof, or in any property burdened by or covered by any Hydrocarbon Interests as of 1/1/98 which constitute Mercury Properties, QELC Properties and MGP Properties or any other rights or interests of QRI and its assets, and shall waive any claims that each such person may have with respect to such assets or any revenues therefrom. As consideration for such transfer and waiver, at the Closing QRI shall issue 2,356 shares of QRI Common Stock to Frank Darden, 2,356 share of QRI Common Stock to Thomas F. Darden, 2,356 share of QRI Common Stock to Glenn M. Darden, 2,356 shares of QRI Common Stock to Anne Darden Self, and 2,924 shares of QRI Common Stock to Jack L. Thurber. At the Closing, QRI shall cause a certificate or certificates, at such person's request, representing such shares of QRI Common Stock to be issued to each such person.

     2.4 PREPAYMENT OF INDEBTEDNESS. At the Closing, as prepayment of and in full satisfaction of outstanding principal, interest and fees under the Note (to be assumed at Closing by

QRI pursuant to Section 2.2 above) under the Credit Agreement (the "TCW Credit Agreement") dated November 14, 1996 between, among others, QELC and TCW, QRI shall issue to TCW 13,000 shares of QRI Common Stock and pay to TCW by wire transfer of immediately available funds cash in the amount of $17,075,000 plus $6,750 for each day from and after the date hereof to and including the Closing Date. At the Closing, QRI shall cause a certificate or certificates, at TCW's request, representing such shares of QRI Common Stock to be issued to TCW.

     2.5 BALANCE SHEET AND ADJUSTMENTS. At Closing, Mercury and QELC shall deliver a balance sheet of QRI which shows the estimated financial position of QRI as of March 31, 1998 assuming the consummation of the transactions contemplated hereby on such date (the "3/31/98 Balance Sheet"). The 3/31/98 Balance Sheet will give effect to the following, using estimates where the actual amounts are not known as of the date hereof (collectively, the "Amounts"):

          (a) An amount equal to the costs and expenses that are, according to customary accounting principles used in the oil and gas industry, (i) attributable to the Mercury Properties, QELC Properties and MGP Properties for the period from 12:01 a.m. central time on January 1, 1998 through the close of business on the date hereof (the "Calendar First Quarter"), (ii) charged to Mercury, QELC or MGP under a Contract and (iii) paid by Mercury, QELC or MGP, expressly excluding, however, any fines, penalties or other charges levied, and any costs or expenses incurred due to requirements of any nature imposed by any Governmental Authority.

          (b) An amount equal to the interest of Mercury, QELC or MGP in the quantity of merchantable oil produced from the Mercury Properties, QELC Properties and MGP Properties in the tanks above the pipeline connection on the date hereof multiplied by the posted price for such oil on the date hereof, net of all applicable taxes.

          (c)  The amount of all taxes attributable to the Mercury
Properties, QELC Properties and MGP Properties for the Calendar First Quarter.

          (d) An amount equal to the proceeds received by Mercury, QELC or MGP for the sale during the Calendar First Quarter of Hydrocarbons, net of all applicable taxes not reimbursed to either Mercury, QELC or MGP, as applicable, by a purchaser of Hydrocarbons.

          (e) An amount equal to (i) the proceeds received by Mercury, QELC or MGP for the disposition during the Calendar First Quarter of any Mercury Properties, QELC Properties or MGP Properties (other than Hydrocarbons); (ii) the value for any Mercury Properties, QELC Properties and MGP Properties that are subject to, or could be subject to, a validly exercised preferential right; (iii) the diminution in value of any Mercury Properties, QELC Properties or MGP Properties effected by a casualty loss or, in the alternative, the insurance proceeds received by Mercury, QELC or MGP for such loss; and (iv) all other proceeds received by Mercury, QELC or

MGP from whatever source derived that relate to the Mercury Properties, QELC Properties or MGP Properties and are attributable to Calendar First Quarter.

          (f) An amount equal to payments of principal of and interest accruing during the Calendar First Quarter on all Indebtedness of Mercury, QELC or MGP.

As soon as practicable and, in any event, no later than ninety calendar days after the Closing Date, QRI shall prepare and deliver to each of JEDI and TCW a statement (the "Final Settlement Statement") setting forth the adjustments to the 3/31/98 Balance Sheet to (i) give effect to actual numbers for the Amounts where estimates were used to prepare the 3/31/98 Balance Sheet, (ii) correct inaccuracies in the statement of financial position of QRI as set forth in the 3/31/98 Balance Sheet, and (iii) give effect to the Amounts as such Amounts relate to the time period from 3/31/98 through the Closing Date. The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. The Final Settlement Statement shall show the additions or reductions to each asset or liability shown on the Balance Sheet. Within thirty calendar days after JEDI's and TCW's receipt of the Final Settlement Statement (but not earlier than ninety calendar days after the Closing Date), QRI, JEDI and TCW shall endeavor to agree on a final cash payment based on the Final Settlement Statement. Within five business days after the agreement of QRI, JEDI and TCW on the Final Settlement Statement, QRI on the one hand or Mercury, QELC or, with respect to MGP, Mercury in its capacity as the general partner of MGP on the other hand, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement. Upon the payment of any amounts due pursuant to the Final Settlement Statement, none of QRI, Mercury, QELC or, with respect to MGP, Mercury in its capacity as the general partner of MGP shall have any further claims based on the accuracy or completeness of the 3/31/98 Balance Sheet. Mercury represents that no distributions were made by MGP after the Effective Date which distributions were attributable to production produced or sold by MGP after the Effective Date.

     2.6 FURTHER ASSURANCES. If at any time after the Closing, any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in QRI its rights, title or interest in, to or under any of the assets transferred to QRI pursuant to SECTION 2.1 or SECTION 2.2 or otherwise to carry out the purposes of this Agreement, each party hereto shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary, desirable or proper to vest, perfect or confirm any and all right, title and interest in, to and under the assets transferred to QRI pursuant to
SECTION 2.1 or SECTION 2.2 in QRI or otherwise to carry out the purposes of this Agreement.

                                     ARTICLE III.

                            REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF MERCURY, QELC, MGP AND QRI. Mercury, QELC, MGP and QRI hereby jointly and severally represent and warrant to JEDI and TCW that, as of the date hereof:

          (a) ORGANIZATION. QRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. QRI has not at any time since its incorporation (i) engaged, directly or through any subsidiary, in any business or activities of any kind whatsoever, (ii) owned or acquired any assets other than $1,000 in cash received as payment for the issuance of currently outstanding shares of QRI Common Stock, (iii) entered into any agreements with any person or entity or (iv) become subject to or bound by any obligation or undertaking. SCHEDULE 3.1(a) contains true and complete copies of the Certificate of Incorporation and Bylaws of QRI in effect as the date hereof. QELC is limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. MGP is a limited partnership duly organized and validly existing under the laws of the state of Texas. Mercury is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Mercury, QELC and MGP is, and as of the Closing QRI will be, duly qualified or licensed and in good standing as a foreign partnership, limited liability company or corporation, and authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a material adverse effect on its assets, properties, financial condition, business operations or prospects or on its ability to timely perform its obligations under this Agreement and the other Basic Documents (as defined in Section 5.1(j)) to which it is or will be a party (a "Material Adverse Effect").

          (b) CAPITALIZATION. The authorized capital stock of QRI consists of 1,000,000 shares of QRI Common Stock. The outstanding capital stock of QRI as of the date hereof consists of 1,000 issued and outstanding shares of QRI Common Stock, all of which are owned beneficially and of record by QELC.
SCHEDULE 3.1(b) reflects the ownership of all of the issued and outstanding capital stock of Mercury and all of the issued and outstanding membership interests of QELC. Except as contemplated in the Basic Documents, there are, and have been, no preemptive rights with respect to the issuance of shares of QRI Common Stock. QRI has no shares reserved for issuance for any purpose except as contemplated by this Agreement. Except as contemplated in the Basic Documents, there are no outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments (whether contingent or not) of any character relating to unissued capital stock, membership interests or other securities of QRI, Mercury or QELC obligating QRI, Mercury or QELC to issue any shares of or membership or other equity interests in, or securities or rights convertible into or exchangeable for shares of or membership or other equity interests in, QRI, Mercury or QELC. There are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of QRI to which QRI is a party or to which any holder of capital stock of QRI, or any person who will become a holder of capital stock of QRI as a result of the transactions contemplated hereby, is a party. Mercury and JEDI are the only partners in MGP. Except as contemplated in the Basic Documents, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments (whether contingent or not) of any character relating to unissued partnership interests or other securities of MGP obligating MGP to issue any partnership or other interests in, or securities or rights convertible into or exchangeable for partnership or other interests in MGP. The shares of QRI Common Stock to be issued pursuant to this Agreement have been reserved for issuance and, when issued, will be validly issued, fully paid and nonassessable. SCHEDULE 3.1(b) reflects the ownership of all of the issued and outstanding capital stock of QRI immediately following the Closing.

          (c) AUTHORITY. Each of QRI, QELC, MGP and Mercury has the full power and authority to enter into this Agreement and the other Basic
Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to carry on its respective business and own its respective properties. The execution and delivery of this Agreement and, as applicable, the other Basic Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions on the part of QRI, QELC, MGP and Mercury. This Agreement has been, and upon execution and delivery thereof the other Basic Documents to which such entity is a party will have been, duly and validly executed and delivered by each of QRI, QELC, MGP and Mercury, and this Agreement constitutes, and upon execution and delivery thereof each of the other Basic Documents to which such entity is a party will constitute, a legal, valid and binding agreement of each of QRI, QELC, MGP and Mercury enforceable against each of them in accordance with its terms.

          (d) NO CONFLICTS OR VIOLATIONS. Except as disclosed in Schedule 3.1(d), the execution and delivery of this Agreement by each of QRI, QELC, MGP and Mercury does not, and the consummation by each of them of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws of QRI, the Articles of Organization or Operating Agreement of QELC, the Articles of Incorporation or Bylaws of Mercury or the Agreement of Limited Partnership of MGP or (ii) a breach or violation of, a default under, the creation of a right to terminate, the acceleration of, the creation of a lien, pledge, security interest or other encumbrance on assets or any additional rights or entitlements to increased, additional, guaranteed or accelerated payments pursuant to (with or without the giving of notice or the lapse of time) any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of QRI, QELC, MGP or Mercury, or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which any of them is subject.

          (e) LICENSES; NO VIOLATIONS. Each of Mercury, QELC and MGP holds, and as of the Closing QRI will hold, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities (collectively, the "Licenses") which are necessary to conduct its businesses and operations in the manner heretofore conducted except for failures to hold such Licenses or to comply with such laws, rules and regulations which, in the aggregate, would not have a Material Adverse Effect. Each of QRI, QELC, Mercury and MGP is, and as of the Closing QRI will be, in compliance with all federal, state, local and foreign laws, ordinances, codes, regulations, orders, requirements, standards and procedures, which are applicable to its business, except for failures so to comply which would not have a Material Adverse Effect.

          (f) GOVERNMENTAL FILINGS AND CONSENTS. No notices, reports or other filings ("Governmental Filings") are required to be made by QRI, QELC, Mercury or MGP with, nor are any consents, registrations, approvals, permits or authorizations ("Governmental Consents") required to be obtained by QRI, QELC, Mercury or MGP from, any governmental or regulatory authorities of the United States, the several states or any foreign jurisdiction ("Governmental Authority") in connection with the execution and delivery of this Agreement or any other Basic Document by QRI, QELC, Mercury and MGP and the consummation of the transactions contemplated hereby and thereby, except for the filing and recordation of the Articles in accordance with the DGCL and the TRLPA.

          (g) LITIGATION. Except as set forth in SCHEDULE 3.1(g) or which would not have a Material Adverse Effect, there are no actions, suits, investigations or proceedings pending or, to the knowledge of Mercury, QELC, MGP or QRI, threatened against QRI, QELC, Mercury or MGP, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against QRI, QELC, Mercury or MGP.

          (h) TITLE TO PROPERTIES. SCHEDULE 3.1(h) hereto identifies all of the Hydrocarbon Interests included in the Mercury Properties, all of the Hydrocarbon Interests included in the QELC Properties, and all of the Hydrocarbon Interests included in the Oil and Gas Properties owned by MGP (the "MGP Properties"). A certificate of even date herewith shall be delivered by Mercury and QELC certifying that the title opinions relating to certain of the Mercury and QELC Properties were delivered to JEDI and TCW ("Delivered Opinions"). Mercury has Defensible Title (as defined below) to all of the Mercury Properties. QELC has Defensible Title to all of the QELC Properties. MGP has Defensible Title to all of the MGP Properties. Except as set forth on SCHEDULE 3.1(h) or with respect to any trade accounts payable or other accrued current liabilities incurred in the ordinary course of business not in excess of $150,000 in the aggregate, MGP has no outstanding Indebtedness. At the Closing, QRI will acquire Defensible Title to the Mercury Properties, the QELC Properties and the MGP Properties, and will not be liable for any Indebtedness of Mercury or QELC except for Indebtedness expressly assumed by QRI pursuant to Section 2.1 or 2.2 hereof. Schedule 3.1(h) part III as attached hereto shall be replaced with the Revised Well Exhibit (as hereinafter defined) upon its delivery prior to Closing.

     As used herein, the terms defined below have the meanings specified:

          "Defensible Title" means that, subject to and except for Permitted Liens, (i) the title of Mercury, QELC or MGP, as the case may be, to its assets is free and clear of all liens and encumbrances, of any kind whatsoever and (ii) as to those Oil and Gas Properties for which a "working interest" and a "net revenue interest" are set forth in SCHEDULE 3.1(h), Mercury, QELC or MGP, as the case may be, is, and following the Closing QRI will be, entitled to receive the percentage of all Hydrocarbons produced, saved and marketed from such Oil and Gas Properties in an amount not less than the net revenue interest set forth therein, without reduction, suspension or termination throughout the duration of the productive life of such wells (except as set forth in SCHEDULE 3.1(h)), and such party is obligated to bear the percentage of costs and expenses related to the maintenance, development and operation of such wells in an amount not greater than the working interest set forth in SCHEDULE 3.1(h), without increase throughout the productive life of such wells, except increases that also result in a proportionate increase in net revenue interest and as set forth in SCHEDULE 3.1(h).

          "Hydrocarbons" means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, together with all minerals (including without limitation carbon dioxide) produced in association therewith.

          "Hydrocarbon Interests" means all rights, titles, leasehold and other interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserve or residual interest of whatever nature.

          "Oil and Gas Properties" means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including, but not limited to, units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, partnership agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to, and the profits, proceeds, products, revenues and other incomes from or attributable to, the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding
(i) drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses and (ii) that certain office building and related land located in Gaylord,

Michigan) and including any and all oil, gas, carbon dioxide or injection wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

          "Permitted Liens" means any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (ii) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable laws; (iii) any easements, rights-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any of the Mercury Properties, QELC Properties or MGP Properties, that do not interfere in any material respect with the operation of any of the Mercury Properties, QELC Properties or MGP Properties; (iv) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (A) reduce the net revenue interest of Mercury, QELC or MGP, as the case may be, below that set forth in SCHEDULE 3.1(h), or (B) increase the working interest of Mercury, QELC or MGP, as the case may be, above that set forth in SCHEDULE 3.1(h), without a proportionate increase in the net revenue interest of such party; (v) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements to the extent that such contracts and agreements do not (A) reduce the net revenue interest below that set forth in SCHEDULE 3.1(h), or (B) increase the working interest above that set forth in SCHEDULE 3.1(h), as applicable, without a proportionate increase in the net revenue interest of the applicable party; (vi) conventional rights of reassignment prior to abandonment; (vii) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the assets (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action;
(viii) liens securing borrowings under the Credit Agreement dated January 31, 1997 between Mercury and NationsBank of Texas, N.A.; (ix) liens securing Indebtedness to TCW to be prepaid and satisfied at Closing pursuant to
Section 2.4; (x) liens in favor of MA Gas LLC pursuant to the transactions contemplated by the Purchase and Sale Agreement dated December 1, 1997 between Mercury and MA Gas LLC; (xi) liens in favor of MGP Gas LLC pursuant to the transactions contemplated by the Purchase and Sale Agreement dated December 1, 1997 between MGP and MGP Gas LLC; and (xii) the interests, if any, of Jack Thurber, Frank Darden, Thomas F. Darden, Glenn
M. Darden and Anne Darden Self in the Mercury Properties and QELC Properties, which such interests shall be satisfied at Closing pursuant to certain assignments as such assignments are more fully described in Section 5.1.

          (i)  FINANCIAL STATEMENTS AND RESERVE REPORTS.

               (1) Mercury has delivered to JEDI and TCW the audited financial statements of MGP and Mercury for the fiscal year ended December 31, 1997 required by Section 10.2 of the Agreement of Limited Partnership of MGP dated as of November 18, 1993. Such financial statements were prepared in accordance with such provision and fairly present in all material respects the consolidated financial position, results of operations and cash flows of MGP and Mercury as of the dates and throughout the periods therein specified. Mercury has delivered to JEDI and TCW the audited balance sheet and statements of income and cash flows of QELC as of and for the fiscal year ended September 30, 1997 and the unaudited balance sheet and statements of income and cash flows of QELC as of and for the three months ended December 31, 1997. Such financial statements of QELC were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as noted therein) and fairly present the financial position, results of operations and cash flows of QELC as of the dates and for the periods therein specified.

               (2) Mercury has delivered to JEDI and TCW copies of (i) the reserve report dated as of January 1, 1998 prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers (the "LaRoche Report"), relating to the oil and gas reserves attributable to certain of the Mercury Properties, (ii) the reserve report dated August 1, 1997 prepared by Albrecht & Associates, Inc., independent petroleum engineers (the "Albrecht Report"), (iii) the reserve report dated as of January 1, 1998 prepared by S.A. Holditch and Associates, Inc., independent petroleum engineers (the "QELC Holditch Report"), relating to the oil and gas reserves attributable to the QELC Properties and (iv) the reserve report dated as of January 1, 1998 prepared by S. A. Holditch and Associates, Inc., independent petroleum engineers (together with the LaRoche Report, the Albrecht Report and the QELC Holditch Report, the "Reports"), relating to the oil and gas reserves attributable to the MGP Properties. There are no statements or conclusions in any of the Reports that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein. To the knowledge of Mercury, MGP, QRI and QELC, the estimates of reserves in the Reports were prepared in accordance with standard geological and engineering methods generally accepted in the oil and gas industry. The estimates of the lease operating expenses, production and ad valorem taxes and capital expenditures in the Reports reasonably reflect the historical experience of Mercury, MGP, QRI and QELC, and

     Mercury, MGP, QRI and QELC have no reason to believe that the estimates will nor reflect future lease operating expenses, production and ad valorem taxes and capital expenses. The historical factual information supplied by Mercury to the independent engineering firms in connection with the preparation of the Reports was, at the time of delivery to such firms, true and complete in all material respects.

          (j) NO UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the balance sheets included in the financial statements described in Section 2.1(i) or in the notes thereto or as disclosed in SCHEDULE 3.1(j), there are no Liabilities against, relating to or affecting Mercury, QELC, MGP or QRI or any of their subsidiaries or any of their respective assets, other than Liabilities (i) incurred in the ordinary course of business consistent with commercially reasonable business practice and (ii) which, individually or in the aggregate, are not material to the business or condition of Mercury, QELC, MGP or QRI. As of 1/1/98, there are no over production liabilities for the MGP Properties. "Liabilities" means all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          (k) NO MATERIAL ADVERSE CHANGE. Subsequent to December 31, 1997, except as disclosed in SCHEDULE 3.1(k), there has been (a) (i) no material adverse change and (ii) no development which reasonably would be expected to result in (individually or in the aggregate) a material adverse change, in either case, in the financial condition, properties, assets, business or results of operations or future business prospects (a "Material Adverse Change") of Mercury, MGP or QELC, (b) no material obligation or other material Liability (contingent or other) incurred by Mercury, MGP or QELC other than obligations and other Liabilities incurred in the ordinary course of business, (c) no lien (other than Permitted Liens) placed on any of the properties of Mercury, MGP or QELC which remains in existence on the date hereof and (d) no acquisition or disposition of any material asset by Mercury, MGP or QELC or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business.

          (l) EMPLOYEE BENEFIT MATTERS. SCHEDULE 3.1(l) sets forth a complete and accurate list of all employee benefit plans (including any stock option, stock purchase or ownership plan) with respect to which QRI or MGP is a sponsor. QRI and MGP are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and published interpretations thereunder with respect to all employee benefit plans which are subject to ERISA, and there are no defaults or undisclosed Liabilities with respect to such employee benefit plans. Neither Mercury nor QELC is a sponsor of any employee benefit plan under which any obligation or Liability could be imposed on QRI after the Closing.

          (m) INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. QRI is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 or a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935.

          (n)  ENVIRONMENTAL MATTERS.

               (1) Neither any property of Mercury, QELC or MGP nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect on Mercury, MGP, QELC or QRI or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect on Mercury, MGP, QELC or QRI, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

               (2) Without limitation of Section 3.1(n)(1) above, no property of Mercury, QELC or MGP nor the operations currently conducted thereon or by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the knowledge of Mercury, MGP, QELC or QRI threatened action by or before any Governmental Authority or to any remedial obligations under Environmental Laws.

               (3) All material notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by QRI, QELC, Mercury or MGP in connection with the operation or use of any and all property of QELC or MGP, including but not limited to past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed.

               (4) All hazardous substances or solid waste generated at any and all property of the Mercury, QELC or MGP have in the past been transported, treated and disposed of only by carriers maintaining valid permits under any Environmental Law, except to the extent the failure to have such substances or waste transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect on QRI, QELC, Mercury or MGP, and only at treatment, storage and disposal facilities maintaining valid permits under any Environmental Law, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such substances or waste treated, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect on QRI, QELC, Mercury or MGP or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect on QRI, QELC, Mercury and MGP, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

               (5) Mercury, QELC and MGP have taken all commercially reasonable steps necessary to determine and have determined that no hazardous substances or solid waste have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any property of Mercury, QELC or MGP except in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect on QRI, QELC, Mercury or MGP or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect on QRI, QELC, Mercury or MGP, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

               (6) QRI, QELC, Mercury and MGP have complied with all applicable design, operation and equipment requirements imposed by OPA or scheduled to be imposed by OPA, and QRI, QELC, MGP and Mercury do not have reason to believe that, following the Merger, QRI will not be able to maintain such compliance with OPA requirements in the future, other than violations that have not had and could not reasonably be expected to have a Material Adverse Effect on QRI, QELC, Mercury or MGP.

               (7) Mercury, QELC and MGP have no material contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment, other than (i) contingent liabilities that, individually and in the aggregate, could not reasonably be expected to exceed applicable insurance coverage or (ii) contingent liabilities for which adequate reserves for the payment thereof as required by generally accepted accounting principles have been provided.

               (8) As used herein, "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which QRI, QELC, Mercury or MGP is conducting or at any time have conducted business, or where any property of the QRI, QELC, Mercury or MGP is located, or where any hazardous substances generated by or disposed of by the QRI, QELC, Mercury or MGP are located, including but not limited to the Oil Pollution Act of 1990, as amended ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. The term "oil" has the meaning specified in OPA; the terms "hazardous substance," "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste," "disposal" and "disposed" have the meanings specified in RCRA; provided, however, if either CERCLA, RCRA or OPA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided, further, that, to the extent the laws of the state in which any property of QRI, QELC, Mercury or MGP is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply with respect to such property.

          (o) TAXES. Mercury, MGP and QELC have timely and properly prepared and filed all necessary federal, state, local and foreign tax returns with respect to Mercury, MGP and QELC which are required to be filed (taking into consideration any extension periods) and have paid all taxes shown to be due thereon and have paid, or made adequate provision (in accordance with generally accepted accounting principles) for the payment of, all other taxes and assessments with respect to Mercury, MGP and QELC to the extent that the same shall have become due (taking into consideration any extension periods), except where the failure to file such returns or to pay, or make provision for the payment of, such taxes and assessments would not have a Material Adverse Effect on QRI, QELC, Mercury or MGP. Mercury, QELC, MGP and QRI have no knowledge of any tax deficiency which has been asserted against Mercury, QELC or MGP which reasonably would be expected to have a Material Adverse Effect on QRI, QELC, Mercury or MGP.

          (p) INSURANCE. Mercury, QELC and MGP maintain, and as of the Closing QRI will have, property, casualty, general liability and other insurance policies with coverage limits in amounts and with carriers as in each case are customary in accordance with sound business practices and which Mercury, QELC, MGP and QRI believe are adequate in the circumstances.

          (q) CONTRACTS. All agreements, personal property and fixture leases, real property leases, contracts, notes, mortgages, indentures, arrangements or other obligations that are included in the Mercury Properties, the QELC Properties or the MGP Properties or that will impose any obligation on QRI (the "Contracts") are valid, binding and enforceable in accordance with their terms except to the extent limited by bankruptcy or other laws affecting creditors' rights generally. All of the Contracts between Mercury, QELC, MGP or QRI and any of their respective Affiliates (as defined in Section 3.1(r)) are identified as such on SCHEDULE 3.1(q), and the terms of all of such Contracts are no less favorable to Mercury, QELC, MGP or QRI, as the case may be, than terms that would be available in contracts negotiated at arms' length with unaffiliated third parties. True, correct and complete copies of all Contracts have been made available to JEDI and TCW. No default by Mercury, MGP or QELC under any Contract has occurred and is continuing, except for any default which would not give another person the right, with or without giving of notice or lapse of time, or both, to terminate or materially modify the terms of such contract and except for terminations and modifications which would not have a Material Adverse Effect. Mercury, QELC, MGP and QRI have no knowledge of any material default or claimed, threatened or alleged material default by any other party under any term or provision of any Contract. There are no developments known to Mercury, QELC, MGP or QRI materially affecting any Contract that might prevent Mercury, QELC or MGP from realizing the benefits of any such Contract or that might prevent QRI from realizing such benefits after the Closing. Except for the Basic Documents or as disclosed in SCHEDULE 3.1(q), QRI and MGP and (except to the extent that such contracts or agreements could not have any effect on the Mercury Properties or QELC Properties or the operation thereof or impose any obligation on QRI) Mercury and QELC have no
(i) employment, management or consulting contract, (ii) capital redemption or purchase agreements; (iii) agreements providing for the indemnification of other parties for such parties' negligence or other fault or the sharing of the tax liability of other parties; (iv) collective bargaining agreements;
(v) gas sales or purchase contract, gas marketing agreement or transportation agreement under which Mercury, QELC, MGP or QRI is the seller, which agreement is not terminable without penalty on thirty days' notice or less, and which provides for a price less than fair market value; (vi) agreement for capital expenditures, the acquisition of commodities, equipment or material or the construction of fixed assets which individually are expected to require aggregate future payments by Mercury, QELC, MGP or QRI in excess of $50,000 and all which in the aggregate would be expected to require future payments in excess of $500,000; (vii) agreement for, or that contemplates, the sale of any interest in oil or gas leases which involves payment
(including property received in exchange or other non-cash consideration) to Mercury, QELC, MGP or QRI in excess of $50,000 in the aggregate; (viii) agreement which requires future payments by MGP, QELC, Mercury or QRI in excess of $50,000 (and not included in clauses (vi) or (vii)) which is not otherwise specifically disclosed herein; (ix) agreements containing covenants limiting or restricting the freedom of Mercury, QELC, MGP or QRI to compete in any line of business or territory or with any person or entity, (x) area of mutual interest agreements binding Mercury, QELC, MGP or QRI; (xi) futures, hedge, swaps, collars, puts, calls, floors, caps, options or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons; (xii) indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments for the borrowing of money or any related security agreements (other than relating to Indebtedness described in SCHEDULE 2.1.2, SCHEDULE 2.2.2 or SCHEDULE 3.1(h)); (xiii) voting trust or other agreement or understanding with respect to the voting of its capital stock or (xiv) agreement with respect to any of its securities which grants registration rights to any person.

          (r) NO RESTRICTIONS ON AFFILIATES. None of QRI, Mercury, QELC or MGP is a party to any agreement that would purport to impose restrictions or limitations on JEDI or TCW or any of their respective Affiliates. As used herein, "Affiliate" of any person means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such person. For purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

          (s) SUBSIDIARIES. QRI and MGP do not own any subsidiaries and do not own, directly or indirectly, any interest or investment in any person, other than interests under any joint operating agreement of oil and gas property that expressly provides the relationship of the parties created by such agreement is not intended to render the parties thereto liable as partners.

          (t) CERTAIN TRANSACTION. Except as set forth on SCHEDULE 3.1(t) and except, in the case of Mercury and QELC, for any Indebtedness, relationships or interests that are not being assumed by or assigned to QRI pursuant hereto or that could not have any effect on the Mercury Properties or the QELC Properties or the operation thereof (a) none of QRI, QELC, Mercury or MGP is indebted directly or indirectly to any of its officers, directors, stockholders, members, partners or to their respective spouses or children in any amount whatsoever,
(b) none of such officers, directors or stockholders, partners or members or any members of their immediate families, are indebted to QRI, QELC, Mercury or MGP or have any direct or indirect ownership interest in any person with which QRI, QELC, Mercury or MGP has a business relationship (other than ownership interests of less than 5% in a publicly traded company) or any person that competes with QRI, QELC, Mercury or MGP (other than ownership interests of less than 5% in a publicly traded competitor), and (c) no officer, director or 10% stockholder, partner or member or member of his immediate family, has a direct or material indirect financial interest in any material contract with QRI, QELC, Mercury or MGP other than, in the case of QELC, Mercury or MGP, employment arrangements and benefit plans.

          (u) PLUGGING AND ABANDONMENT OBLIGATIONS. Except as would not have a Material Adverse Effect on QRI, QELC, Mercury or MGP, there is no well located upon any property owned by Mercury, QELC or MGP that Mercury, QELC or MGP is currently obligated by law or contract to plug and abandon.

          (v) NO MATERIAL MISSTATEMENTS OR OMISSION. This Agreement, the other Basic Documents and the other certificates and documents contemplated hereby do not, or will not when executed and delivered, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. To the knowledge of Mercury, QRI, MGP and QELC, there is no fact or information relating to the business, prospects, condition (financial or otherwise), affairs, operations, or assets of QRI, Mercury, QELC or MGP that has not been disclosed to JEDI and TCW in writing by Mercury, QRI, MGP and QELC which could result in a Material Adverse Effect on QRI, QELC, Mercury or MGP. The financial statements and other related financial data (excluding all projections and pro forma financial data) and reserve reports furnished to JEDI and TCW by or at the direction of Mercury, QRI, MGP or QELC in connection with the negotiation of this Agreement do not contain any material misstatement of fact and, when considered with all other written statements furnished to JEDI and TCW in that connection, such financial statements, related financial data (excluding all projections and pro forma financial data) and reserve reports do not omit to state a material fact or any fact necessary to make the statement contained therein not misleading. The circumstances and events that are not required to be identified on the schedules hereto by reason of the materiality qualifications contained in the representations and warranties in this Article III, or which are otherwise within such qualifications, in the aggregate do not have, and could not reasonably be expected to have, a Material Adverse Effect on QRI, Mercury, QELC or MGP.

          (w) FEES AND COMMISSION. Except for a $75,000 prepayment fee included in the cash to be paid to TCW pursuant to Section 2.4 hereof, Mercury, QRI, QELC and MGP have not retained, nor are any fees due from any of them to, any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

          (x) PREFERENTIAL PURCHASE RIGHTS. Except as disclosed on SCHEDULE 3.1(x), none of the Mercury Properties, QELC Properties and MGP Properties is subject to preferential purchase rights in favor of a third party or restrictions on assignment requiring the consent of a third party.

          (y) CERTAIN PAYMENTS. All rentals, royalties, excess royalty, overriding royalty interests and other payments due under or with respect to the Mercury Properties, QELC Properties and MGP Properties have been properly and timely paid. All ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Mercury Properties, QELC Properties and MGP Properties or the production of Hydrocarbons from the Mercury Properties, QELC Properties and MGP Properties have been properly and timely paid. All expenses payable under the terms of the Contracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business. All of the proceeds from the sale of Hydrocarbons are being properly and timely paid to MEC, QELC and MGP by the purchasers of production without suspension or indemnity other than standard division order indemnities.

          (z) IMBALANCES, ETC. On the Effective Date, (1) none of the purchasers under any production sales contracts is entitled to "make-up" or otherwise receive deliveries of Hydrocarbons without paying at the time of such deliveries the full contract price therefor by reason of payments made prior to the date hereof; (2) none of the purchasers under any production sales contracts has exercised any economic out provision; (3) none of the purchasers under any production sales contracts has curtailed its takes of natural gas in violation of such contracts; (4) none of the purchasers under any production sales contracts has given notice that it desires to amend the production sales contracts with respect to price or quantity of deliveries under take-or-pay provisions or otherwise; (5) MGP is not entitled to receive any portion of the interest of QRI in any Hydrocarbons or to receive cash or other payments to "balance" any disproportionate allocation of Hydrocarbons under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, gas transportation or other similar agreements; and (6) QRI is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Mercury Properties, QELC Properties and MGP Properties in excess of the contract requirements.

     3.2 REPRESENTATIONS AND WARRANTIES OF JEDI. JEDI represents and warrants to Mercury, QRI, QELC and TCW that:

          (a) ORGANIZATION AND AUTHORITY. JEDI is a limited partnership duly organized and validly existing under the laws of the State of Delaware. JEDI has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and the other Basic Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and, upon execution and delivery thereof, each of the other Basic Documents to which JEDI is a party has been or will have been duly and validly executed and delivered by JEDI and constitutes or will constitute a legal, valid and binding agreement of JEDI enforceable against it in accordance with its terms.

          (b) NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement and the other Basic Documents to which it is a party by JEDI do not, and the consummation by JEDI of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, the Agreement of Limited Partnership of JEDI or (ii) a breach or violation of, a default under, the creation of a right to terminate, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of JEDI or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it is subject except, in the case of clause (ii) above, for such breaches, violations, defaults, accelerations or liens which, alone or in the aggregate, would not have a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement.

          (c) FEES AND COMMISSIONS. JEDI has not retained, nor are any fees due from JEDI to, any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

          (d) CERTAIN TRANSACTIONS. Upon consummation of the transactions contemplated hereby, except as contemplated in this Agreement and the other Basic Documents, JEDI will not have any indebtedness to, or any indebtedness owed to it from, any business relationship with or any direct financial interest in any contract with QRI.

     3.3 REPRESENTATIONS AND WARRANTIES OF TCW. TCW represents and warrants to Mercury, QRI, QELC and JEDI that:

          (a) ORGANIZATION AND AUTHORITY. TCW is a trust company duly organized and validly existing under the laws of the State of California. TCW has the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and the other Basic Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and, upon execution and delivery thereof, each of the other Basic Documents to which TCW is a party has been or will have been duly and validly executed and delivered by TCW and constitutes or will constitute a legal, valid and binding agreement of TCW enforceable against it in accordance with its terms.

          (b) NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by TCW do not, and the consummation by TCW of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of TCW or (ii) a breach or violation of, a default under, the creation of a right to terminate, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (with or without the giving of notice or the lapse of time), any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of TCW or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it is subject except, in the case of clause (ii) above, for such breaches, violations, defaults, accelerations or liens which, alone or in the aggregate, would not have a Material Adverse Effect on the consummation of the transactions contemplated by this Agreement.

          (c) FEES AND COMMISSIONS. TCW has not retained, nor are any fees due from TCW to, any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

          (d) CERTAIN TRANSACTIONS. Upon consummation of the transactions contemplated hereby, except as contemplated in this Agreement and the other Basic Documents, TCW will not have any indebtedness to, or any indebtedness owed to it from, any business relationship with or any direct financial interest in any contract with QRI.

     3.4 REPRESENTATIONS AND WARRANTIES OF MERCURY AND QELC. Each of Mercury and QELC represents and warrants to TCW that:

          (a) The Transaction Documents (as defined in the TCW Credit Agreement) constitute, and with respect to QRI will constitute upon QRI's execution and delivery of the TCW Assumption Agreement (as defined in SECTION 5.1(k), hereof, the legal, valid and binding contracts, obligations and agreements of Mercury, QELC and QRI enforceable against Mercury, QELC and QRI in accordance with their terms and the terms of the TCW Assumption Agreement. Neither Mercury nor QELC is in violation or breach of any of the provisions or agreements contained in the Transaction Documents and there is no Default or Event of Default (as such terms are defined in the TCW Credit Agreement) that has occurred which is continuing.

                                     ARTICLE IV.

                                      COVENANTS

     4.1  CERTAIN COVENANTS OF QRI, QELC, MGP AND MERCURY.

          (a) INTERIM OPERATIONS. From and after the date hereof and prior to the Effective Time (unless JEDI and TCW shall otherwise agree in writing and except as otherwise contemplated by this Agreement), QRI, QELC, Mercury and MGP shall, and Mercury shall cause QRI, QELC and MGP to (1) carry on its businesses diligently and in the ordinary and usual course, consistent with past practice;
(2) take all action necessary to comply with and maintain all of its Licenses and otherwise preserve its rights to conduct its business in the areas in which it has the right to conduct its business as of the date of this Agreement; and
(3) use all reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

          (b) NEGATIVE COVENANTS. From and after the date hereof and prior to the Effective Time (unless JEDI and TCW shall otherwise agree in writing and except as otherwise contemplated by this Agreement), QRI, QELC, Mercury and MGP shall not, and Mercury shall cause QRI, QELC and MGP not to (1) sell or pledge or agree to sell or pledge any of its stock, in the case of QRI and Mercury, or membership interests, in the case of QELC, or partnership interests, in the case of MGP; (2) amend its Certificate of Incorporation or Bylaws, in the case of QRI, or its Articles of Organization and Operating Agreement, in the case of QELC, or its partnership agreement, in the case of MGP; (3) split, combine or reclassify the outstanding shares of QRI Common Stock or partnership interests in MGP; (4) declare, set aside or pay any dividend payable in cash, securities or other property with respect to shares of QRI Common Stock or partnership interests in MGP; (5) issue, sell, pledge, dispose of or encumber any shares of capital stock of QRI or Mercury or membership interests in QELC or partnership interests in MGP, or securities convertible or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock of QRI or Mercury or membership interests in QELC or partnership interests in MGP; (6) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets other than in the ordinary course of business; (7) incur, amend the terms of or modify any Indebtedness or other liability other than current liabilities incurred in the ordinary and usual course of business;
(8) extend other than on a month-to-month basis or otherwise modify or amend, or waive any rights under, any lease of real property; (9) acquire directly or indirectly by redemption or otherwise any shares of capital stock of QRI or Mercury or membership interests in QELC or partnership interests in MGP or any options, warrants, calls, commitments or rights to acquire the same; (10) acquire, by merger, reorganization, consolidation or purchase, substantially all of the assets of, or otherwise acquire, any business or any organization or division thereof; (11) merge with, liquidate into or otherwise combine with any other person, corporation, partnership or other entity; (12) enter into any agreement or make any commitment to do any of the foregoing;

(13) change its application of accounting principles in any material respect except if such change is required by generally accepted accounting principles to be made at such time; or (14) take any action that is intended or may reasonably be expected to result in (a) any of their representations and warranties contained in this Agreement being or becoming untrue in any material respect, or (b) any of the conditions to the Closing set forth in
Article V not being satisfied, or (c) a violation of any provision of this Agreement.

          (c) OTHER OPERATIONAL COVENANTS. Between the date hereof and the Effective Time, unless JEDI and TCW shall otherwise agree in writing, QRI, QELC, Mercury and MGP shall, and Mercury shall cause QRI, QELC and MGP to (1) perform in all material respects all of its obligations under all Contracts (except those being contested in good faith and disclosed to JEDI and TCW in writing and which are not, individually or in the aggregate, material to the business of QRI, QELC, Mercury or MGP) and not enter into, assume or amend any contracts except (x) contracts which are in the ordinary course of business involving the payment by QRI, QELC, Mercury or MGP of less than $10,000 individually or
(y) contracts which are not in the ordinary course of business involving the payment by QRI, QELC, Mercury or MGP of less than $5,000 individually; (2) maintain in full force and effect policies of insurance comparable in scope of coverage to that now maintained by QRI, QELC, Mercury and MGP and use reasonable efforts to cause its material properties and equipment to be kept in good repair, working order and condition, ordinary wear and tear excepted, in accordance with its customary policies and past practices; and (3) prepare and timely file, or obtain extensions of time in which to file, all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it.

          (d) INSPECTION AND ACCESS TO INFORMATION. QRI, QELC, MGP and Mercury shall allow each of JEDI and TCW and its authorized employees, representatives and designees (collectively, the "Representatives") reasonable access during normal business hours to all of QRI's, QELC's, Mercury's and MGP's properties and records, officers, employees, counsel and tax accountants and shall make available to JEDI and TCW and the Representatives such information concerning QRI's, QELC's, Mercury's and MGP's affairs as JEDI and TCW may reasonably request.

     4.2  CERTAIN ADDITIONAL COVENANTS OF THE PARTIES.

          (a) CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Mercury, QELC, QRI, MGP, TCW and JEDI shall cooperate with one another (1) in promptly determining whether any filings are reasonably required to be or should be made, or any consents, approvals, permits or authorizations are required to be or should be obtained, under any federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other Contracts in connection with the consummation of the transactions contemplated hereby, and (2) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

          (b) NOTIFICATION OF CERTAIN MATTERS. Each of Mercury, QELC, QRI, MGP, TCW and JEDI shall give prompt notice to the other of (1) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any Contract, or
(2) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          (c) REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement on or before April 30, 1998. Nothing in this paragraph (c) shall impose any obligation on any party hereto to approve any matter to the extent that this Agreement provides that such party's approval is at such party's sole discretion, including matters set forth in Section 5.1(d).

     4.3  ADDITIONAL COVENANTS OF MERCURY, QELC, MGP AND QRI.

          (a) Each of Mercury and QELC, jointly and severally, agree to pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution, delivery and performance of this Agreement or any other Basic Document to which it is a party, the Merger, the transfer and assumption of the QELC Properties and the Mercury Properties and related Indebtedness, the issuance of the QRI Common Stock hereunder, any payments to TCW provided for herein, the execution and delivery of this Agreement and the other Basic Documents or the consummation of the transactions contemplated hereby and thereby and will save QRI, JEDI and TCW harmless without limitation as to time against any and all Liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. The obligations of Mercury and QELC under this Section shall survive any redemption, repurchase or acquisition of the shares of QRI Common Stock issued hereunder for any reason and the termination of this Agreement.

          (b) Each of Mercury, QELC, MGP and QRI, jointly and severally, agrees that none of Mercury, QELC, MGP or QRI or anyone acting on their behalf will offer QRI Common Stock or any similar securities for issue or sale to, or will solicit any offer to acquire any of the same from, anyone so as to make the issuance of shares of QRI Common Stock pursuant to this Agreement not exempt from the provisions of Section 5 of the Securities Act of 1933, as amended.

          (c) Within three days after the Closing Date, Mercury, QELC and QRI, jointly and severally, agree to file each of the Royalty Documents (as defined in SECTION 5.1(l)) in the same filing offices that the original royalty agreements were filed and all other appropriate filing offices.

                                      ARTICLE V.

                                CONDITIONS TO CLOSING

     5.1 CONDITIONS TO THE CLOSING. The Closing shall not occur unless at or prior to the Effective Time each of the following conditions, any or all of which may be waived in whole or in part by mutual agreement of all of the parties hereto to the extent allowed by applicable law, are satisfied.

          (a) REPRESENTATIONS AND WARRANTIES. Except for representations and warranties specifically stated to be made only as of a specified date, the representations and warranties of Mercury, QRI, QELC and MGP set forth in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though the same had been made at and as of the Effective Time (except for such changes therein expressly permitted by this Agreement or in writing by JEDI and TCW), Mercury, QRI, QELC and MGP shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and JEDI and TCW shall have received at the Effective Time a certificate to that effect (and addressing such other matters as JEDI or TCW may request) dated the Closing Date and executed by an authorized executive officer of each of Mercury, QRI, MGP and QELC. Except for representations and warranties specifically stated to be made only as of a specified date, the representations and warranties of JEDI set forth in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though the same had been made at and as of the Effective Time (except for such changes therein expressly permitted by this Agreement or in writing by Mercury and TCW), JEDI shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Mercury, QRI, QELC and TCW shall have received at the Effective Time a certificate to that effect (and addressing such other matters as Mercury, QRI, QELC or TCW may request) dated the Closing Date and executed by an authorized representative of JEDI. Except for representations and warranties specifically stated to be made only as of a specified date, the representations and warranties of TCW set forth in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though the same had been made at and as of the Effective Time (except for such changes therein expressly permitted by this Agreement or in writing by Mercury and JEDI), TCW shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Mercury, QRI, QELC and JEDI shall have received at the Effective Time a certificate to that effect (and addressing such other matters as Mercury, QRI, QELC or JEDI may request) dated the Closing Date and executed by an authorized representative of TCW.

          (b) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate any of the transactions contemplated by this Agreement, which would reasonably be expected to make the consummation of the transactions contemplated hereby imprudent in light of applicable law.

          (c) OTHER CONSENTS AND FILINGS. All Governmental Consents and Governmental Filings (other than the filing provided for in Section 1.5), all consents, approvals, permits, authorizations, waivers and filings referred to in Section 4.2(a) (except for any such which, in the aggregate, would not have a Material Adverse Effect) and all other consents or approvals of any other person determined to be required to permit the consummation of the transactions contemplated hereby, including without limitation consents of parties to Contracts, shall have been obtained or made to the reasonable satisfaction of JEDI and TCW.

          (d) DUE DILIGENCE. JEDI and TCW shall have completed a due diligence examination of (i) QRI, QELC, Mercury and MGP, and (ii) the properties, assets and liabilities of each parties listed in clause (i), and TCW and JEDI have approved all matters and information contained or referred to in any Exhibit or Schedule hereto, and the results of such due diligence examination shall be satisfactory to JEDI and TCW in JEDI's and TCW's, as applicable, sole discretion.

          (e) LEGAL OPINION. JEDI and TCW shall have received the legal opinion of Cantey & Hanger as to such matters as JEDI and TCW may reasonably request.

          (f) STOCKHOLDERS AGREEMENT. Each of the parties hereto other than MGP shall have entered into a Stockholders Agreement (the "Stockholders Agreement") substantially in the form of EXHIBIT A hereto.

          (g) REGISTRATION RIGHTS AGREEMENT. QRI shall have entered into a Registration Rights Agreement with JEDI (the "JEDI Registration Rights Agreement") in a form mutually acceptable to JEDI and Mercury, and shall have entered into a Registration Rights Agreement with TCW (the "TCW Registration Rights Agreement") in a form mutually acceptable to TCW and Mercury.

          (h) STOCK TRANSFER AGREEMENT. JEDI and Mercury shall have entered into a Stock Transfer Agreement (the "Stock Transfer Agreement") substantially in the form of EXHIBIT D hereto.

          (i) MANAGEMENT AGREEMENT. QRI and Mercury shall have entered into a Management Agreement (the "Management Agreement") substantially in the form of EXHIBIT E hereto.

          (j) LETTER AGREEMENT. JEDI or one of its Affiliates and QRI shall have entered into a Letter Agreement (the "Letter Agreement") substantially in the form of EXHIBIT F hereto.

          (k) ASSIGNMENT AND ASSUMPTION DOCUMENTS. Mercury, QELC, Frank Darden, Thomas F. Darden, Glenn M. Darden, Anne Darden Self, Jeff Cook and Jack L. Thurber shall have executed and delivered assignment documents in such forms as are requested by TCW and JEDI, each in its sole discretion, which assignments shall vest in QRI the assets to be transferred to QRI pursuant to Section 2.1 and Section 2.2 hereof and shall release any and all claims of such persons relating to such assets and any revenue produced therefrom. Frank Darden, Thomas F. Darden, Glenn M. Darden, and Anne Darden Self shall execute and deliver an assignment in the form of EXHIBIT G. Jack L. Thurber shall execute and deliver the assignment and termination in the form of EXHIBIT H. Jeff Cook shall execute and deliver the Share Conveyance Agreement in the form of EXHIBIT I. Each of such individuals shall execute a document containing securities law representations satisfactory to the parties hereto. QRI shall have executed and delivered assumption agreements in such forms as requested by TCW and JEDI, each in its sole discretion, assuming the indebtedness to be assumed by QRI pursuant to Sections 2.1 and 2.2 hereof, including without limitation an Assumption Agreement (the "TCW Assumption Agreement") in a form satisfactory to TCW and QRI, each in its sole discretion.

          (l) ROYALTY DOCUMENTS. An Amendment to Royalty Agreement, an Amendment to Royalty Conveyance and an Amendment to Royalty Subordination Agreement (the "Royalty Documents") shall have been executed and delivered by the parties thereto in forms satisfactory to TCW and QRI, each in its sole discretion.

          (m) PUT/CALL AGREEMENT. A Put/Call Agreement (the "Put/Call Agreement") shall have been executed and delivered by the parties thereto in a form satisfactory to Mercury and TCW, each in its sole discretion.

          (n) LETTER OF CREDIT. TCW shall have received a letter of credit (the "Letter of Credit") supporting the obligations of Mercury under the Put/Call Agreement in the amount of $10,000,000 expiring at the earlier of the date the MSR Merger (as defined in the Put/Call Agreement) is consummated and December 31, 1998, from such issuing bank and on such other terms as are requested by TCW in its sole discretion.

          (o) TCW RELEASE DOCUMENTS. TCW shall have executed and delivered such documents (the "TCW Release Documents") as are necessary to (i) terminate and release all mortgages, financial statements, pledge agreements and all other security documents relating to the TCW Credit Agreement and
(ii) evidence the payment in full of all outstanding principal, interest and fees under the Note under the TCW Credit Agreement. This Agreement, the Stockholders Agreement, the JEDI Registration Rights Agreements, the TCW Registration Rights Agreement, the Stock Transfer Agreement, the Management Agreement, the Letter Agreement, the assignment and assumption documents referred to in SECTION 5.1(k), the Royalty Documents, the Put/Call Agreement, the Letter of Credit and the TCW Release Documents are referred to collectively herein as the "Basic Documents".

          (p) CREDIT AGREEMENT. QRI shall have obtained a new credit facility with NationsBank of Texas, N.A. on substantially the terms set forth on the term sheet attached hereto as EXHIBIT K and under documents acceptable to JEDI and TCW, each in its sole discretion.

          (q) CHARTER AMENDMENT. The Certificate of Incorporation and Bylaws of QRI shall be in a form reasonably acceptable to JEDI and TCW.

          (r) SCHEDULE 3.1(h). Mercury, QELC and MGP shall deliver to JEDI and TCW a schedule in such form as is satisfactory to JEDI and TCW (the "Revised Well Exhibit") setting forth all wells on the Mercury Properties, QELC Properties and the MGP Properties and the working interests and net revenue interests therein.

          (s) 3/31/98 BALANCE SHEET. Mercury and QELC shall have delivered the 3/31/98 Balance Sheet.

                                     ARTICLE VI.

                                     TERMINATION

     6.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time before the Closing by the mutual consent of each of the parties hereto.

     6.2 TERMINATION BY INDIVIDUAL PARTIES. This Agreement may be terminated and the transaction contemplated hereby may be abandoned by action of any of the parties hereto if (a) the Closing shall not have occurred on or before April 30, 1998 or such later date as may be mutually agreed to by the parties hereto, provided that the party taking action to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder or (b) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the provisions of Section 7.1 shall survive the termination of this Agreement.

                                     ARTICLE VII.

                                MISCELLANEOUS; GENERAL

     7.1 FEES AND EXPENSES. Whether or not the Closing shall occur, each party hereto shall pay its own expenses incident to preparing for, entering into or carrying out this Agreement and the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that Mercury shall pay one-half of the legal fees and expenses incurred by JEDI incident to preparing for, entering into or carrying out this Agreement and the consummation of the transactions contemplated hereby; PROVIDED, FURTHER, that, regardless of whether the Closing occurs, Mercury shall: (a) pay, or reimburse TCW for, all of the third party engineering, legal, accounting and other professional costs and expenses incurred by TCW incident to the transactions contemplated hereby, with such payments to be made not later than the Effective Time with respect to all invoices submitted on or before the Closing and not later than 15 days after receipt thereof with respect to all other invoices; and (b) pay to TCW $25,000 for all other out-of-pocket costs incurred or anticipated to be incurred by TCW, with such payment to be made not later than the earlier to occur of the Effective Time and five days after the date hereof.

     7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations or warranties contained in this Agreement shall survive the Effective Time for a period of three years.

     7.3  INDEMNIFICATION.

          (a) INDEMNIFICATION OF JEDI AND TCW. From and after the Effective Time, Mercury and QRI jointly and severally shall defend, indemnify, save, hold harmless, discharge and release JEDI and TCW and their respective Affiliates and their successors and permitted assigns from and against any and all damages (including exemplary damages, interest and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, assessments, charges, claims and liabilities, including attorneys' fees, court costs and expenses of investigating, defending and prosecuting litigation (collectively, the "Damages"), caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by Mercury, QRI, MGP or QELC in this Agreement, including any inaccuracy in or omission from any of the other Basic Documents or any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement, and (ii) any breach of any agreement or covenant in this Agreement, any of the other Basic Documents or any other document or instrument furnished or to be furnished in connection with this Agreement to be performed by Mercury, QRI, QELC or MGP prior to, at or subsequent to the Effective Time. Notwithstanding anything herein to the contrary, Mercury shall not be entitled to seek contribution from QRI for any portion of any Damages for which Mercury is required to provide indemnification pursuant to this Section 7.3(a).

          (b) INDEMNIFICATION OF MERCURY, TCW AND QRI. From and after the Effective Time, JEDI shall defend, indemnify, save, hold harmless, discharge and release Mercury, TCW and QRI from and against any and all Damages caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by JEDI in this Agreement, including any inaccuracy in or omission from any of the other Basic Documents or any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement, or (ii) any breach of any agreement or covenant on the part of JEDI in this Agreement, any of the other Basic Documents or any other document or instrument furnished to or to be furnished in connection with this Agreement.

          (c) INDEMNIFICATION OF MERCURY, JEDI AND QRI. From and after the Effective Time, TCW shall defend, indemnify, save, hold harmless, discharge and release Mercury, JEDI and QRI from and against any and all Damages caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by TCW in this Agreement, including any inaccuracy in or omission from any of the other Basic Documents or any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement, or (ii) any breach of any agreement or covenant on the part of TCW in this Agreement, any of the other Basic Documents or any other document or instrument furnished to or to be furnished in connection with this Agreement.

          (d) NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. The obligations and liabilities of an indemnifying person with respect to Damages resulting from the assertion of liability by third parties (each, a "Third-Party Claim") shall be subject to the following terms and conditions:

               (1) The indemnified persons shall promptly give written notice to the indemnifying parties of any Third-Party Claim (including, without limitation, any threat of a Third-Party Claim, such as an audit or investigation) which might give rise to any Damages by the indemnified persons, stating the nature and basis of such Third-Party Claim and the amount thereof to the extent known; provided, however, that no delay on the part of the indemnified persons in notifying any indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

               (2) If the indemnifying parties shall acknowledge in a writing delivered to the indemnified persons that the indemnifying parties shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third-Party Claim, then the indemnifying parties shall have the right to assume the defense of any Third-Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the indemnified persons; provided, however, that the indemnifying parties shall not have the right to assume the defense of any Third-Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the indemnified persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the indemnifying parties, and, in the reasonable opinion of the indemnified persons, counsel for the indemnifying parties could not adequately represent the interests of the indemnified parties because such interests could be in conflict with those of the indemnifying parties, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the indemnifying parties or (iii) the indemnifying parties shall not have assumed the defense of the Third-Party Claim in a timely fashion.

               (3) If the indemnifying parties shall assume the defense of a Third-Party Claim (under circumstances in which the proviso to Section 7.3(d)(2) is not applicable), the indemnifying parties shall not be responsible for any legal or other defense costs subsequently incurred by the indemnified persons in connection with the defense thereof. If the indemnifying parties do not exercise their right to assume the defense of a Third-Party Claim by giving the written acknowledgment referred to in Section 7.3(d)(2), or are otherwise restricted from so assuming by the proviso to Section 7.3(d)(2), the indemnifying parties shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the indemnified persons may assume the defense of the Third-Party Claim at the indemnifying parties' expense, with counsel which shall be reasonably satisfactory to the indemnifying parties and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the indemnifying parties, which consent shall not unreasonably be withheld or delayed.

               (4) If the indemnifying parties exercise their right to assume the defense of a Third-Party Claim, they shall not make any settlement of any claims without the prior written consent of the indemnified persons, which consent shall not be unreasonably withheld or delayed.

          (d) TERMINATION OF INDEMNIFICATION OBLIGATIONS. Notwithstanding the foregoing, no party shall be required to provide indemnification pursuant to this Section 7.3 in respect of any claim for indemnification for a breach of a representation or warranty contained herein unless the party seeking indemnification provides notice of the indemnification claim to the party from whom indemnification is sought within three years after the Effective Time.

     7.4 DISPUTE RESOLUTION. Any controversy, dispute or claim arising out of or relating to this Agreement or any of the other Basic Documents or the transactions contemplated hereby or thereby (a "Dispute") shall be resolved by arbitration administered by the American Arbitration

Association (the "AAA") in accordance with the terms of this Section 7.4, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United Stated Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute.
Each party shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. If the third arbitrator is not selected within 30 days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally unless otherwise awarded by the arbitrators.

     7.5  BUSINESS OPPORTUNITY MATTERS.  To the fullest extent permitted by law,
(a) QRI, Mercury, TCW and JEDI acknowledge and agree that neither JEDI, TCW nor any of their respective Affiliates shall be expressly or implicitly restricted or proscribed pursuant to this Agreement or the relationship that exists between JEDI or TCW and QRI or otherwise, from engaging in any type of business activity or owning an interest in any type of business entity, regardless of whether such business activity is (or such business entity engages in businesses that are) in direct or indirect competition with the businesses or activities of QRI or any of its Affiliates. Without limiting the foregoing and to the fullest extent permitted by law, JEDI, QRI, TCW and Mercury acknowledge and agree that
(i) neither QRI nor its Affiliates nor any other person shall have any rights, by virtue of this Agreement and the other Basic Documents, the relationship that exists between JEDI or TCW and QRI or otherwise, in any business venture or business opportunity of JEDI or TCW or any of their respective Affiliates, and neither JEDI or TCW nor their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to QRI or any Affiliate of QRI or any other person or otherwise account to any of such persons in respect of any such business ventures, (ii) the activities of JEDI, TCW or any of their respective Affiliates that are in direct or indirect competition with the activities of QRI or any of its Affiliates are hereby approved by QRI and Mercury, and (iii) by virtue of this Agreement and the other documents contemplated hereby, it shall not be deemed a breach of any fiduciary or other duties, if any and whether express or implied, that may be owed by JEDI, TCW or their respective Affiliates to QRI or its Affiliates for JEDI or TCW to permit itself or one of its respective Affiliates to engage in a business opportunity in preference or to the exclusion of QRI, its Affiliates or any other person.

     7.6 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL and the TRLPA, at any time prior to the Effective Time, this Agreement may be modified or amended only by the mutual written consent of each of the parties hereto.

     7.7 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws thereof.

     7.9 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

          If to Mercury, QELC, QRI or MGP, to such party at:

          1619 Pennsylvania Avenue
          Fort Worth, Texas 76104
          Attention:  Glenn M. Darden
          Telecopier: (817) 332-1883


          If to JEDI:

          Joint Energy Development Investments Limited Partnership c/o Enron Capital Management Limited Partnership
          1400 Smith Street
          Houston, Texas  77002
          Attention:  Jeremy M. Blachman
          Telecopier:  (713) 646-8174

               with copies to:

          Enron Capital & Trade Resources
          Corp. Legal Department
          1400 Smith Street
          Houston, Texas  77002
          Attention:  Carol St. Clair and Gareth S. Bahlmann
          Telecopier: (713) 646-3393

          Enron Capital & Trade Resources
          Compliance Department
          1400 Smith Street
          Houston, Texas  77002
          Attention:  Donna W. Lowry
          Telecopier:  (713) 646-4039 or (713) 646-4946

          If to TCW:

          Trust Company of the West
          865 South Figueroa Street
          Los Angeles, California  90017
          Attention:  Arthur R. Carlson
          Telecopier:  (213) 244-0604

               and

          TCW Asset Management Company
          2175 First Interstate Bank Plaza
          1000 Louisiana
          Houston, Texas  77002
          Attention:  George R. Hutchinson
          Telecopier:  (713) 615-7460

               with copies to:

          Milbank, Tweed, Hadley & McCloy
          601 South Figueroa Street, 30th Floor
          Los Angeles, California  90017
          Attention:  David A. Lamb
          Telecopier:  (213) 629-5063

     7.10 SCHEDULES AND EXHIBITS; ENTIRE AGREEMENT. All schedules and exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. This Agreement supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

     7.11 ASSIGNMENT. Prior to the Effective Time, this Agreement and the rights and obligations of the parties hereto shall not be assignable, by operation of law or otherwise, or delegable.

     7.12 TITLES AND CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way deem, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto.

                                        QUICKSILVER RESOURCES INC.


                                        By: /s/ Glenn Darden
                                           -----------------------------
                                        Name:   Glenn Darden
                                              --------------------------
                                        Title:  Vice President
                                               -------------------------

                                        QUICKSILVER ENERGY, L.C.


                                        By: /s/ Glenn Darden
                                           -----------------------------
                                        Name:   Glenn Darden
                                              --------------------------
                                        Title:  Administrative Manager
                                               -------------------------

                                        MICHIGAN GAS PARTNERS,
                                              LIMITED PARTNERSHIP

                                        By:  Mercury Exploration Company,
                                                Managing General Partner

                                        By: /s/ Glenn Darden
                                           --------------------------------
                                        Name:   Glenn Darden
                                              -----------------------------
                                        Title:  Vice President
                                               ----------------------------



                                        MERCURY EXPLORATION COMPANY


                                        By: /s/ Glenn Darden
                                           --------------------------------
                                        Name:   Glenn Darden
                                              -----------------------------
                                        Title:  Vice President
                                               ----------------------------

                                        JOINT ENERGY DEVELOPMENT
                                        INVESTMENTS LIMITED PARTNERSHIP

                                        By:  Enron Capital Management Limited
                                             Partnership, its General Partner

                                        By:  Enron Capital Corp., its General
                                             Partner


                                        By: /s/ Jesse E. Neyman
                                           --------------------------------
                                        Name:   Jesse E. Neyman
                                              -----------------------------
                                        Title:  Agent and Attorney-in-Fact
                                               ----------------------------

                                        TRUST COMPANY OF THE WEST,
                                        a California trust company, as
                                        Sub-Custodian for Mellon Bank for the
                                        benefit of Account No. CPFF 869-3062

                                        By:  TCW ASSET MANAGEMENT COMPANY,
                                             a California corporation, as
                                             Investment Manager under that
                                             certain Agreement dated as of
                                             June 13, 1994, between TCW Asset
                                             Management Company and Morgan
                                             Stanley Group, Inc.


                                        By:  /s/ Arthur R. Carlson
                                           -----------------------------
                                        Name:    Arthur R. Carlson
                                              --------------------------
                                        Title:   Managing Director
                                               -------------------------


                                        By:  /s/ Marc L. MacAluso
                                           -----------------------------
                                        Name:    Marc L. MacAluso
                                              --------------------------
                                        Title:   Senior Vice President
                                               -------------------------